Exhibit 10.43

OPTION EXERCISE EXTENSION AGREEMENT

This Agreement is made and entered into effective as of December 10, 2008 by and between Rackspace Hosting, Inc. a Delaware corporation (the “Company”), and Glenn Reinus, an Optionee of the Company (the “Optionee”).

WHEREAS, Optionee has given notice of his retirement from the Company as Senior Vice President, Worldwide Sales effective as of 11:59 p.m. on December 31, 2008; and

WHEREAS, as of December 31, 2008 Optionee will be the holder of 1,510,083 vested stock options (the “1,510,083 Vested Options”) which were issued under stock option agreements dated February 25, 2003 and December 31, 2005, respectively; and

WHEREAS the Company’s Compensation Committee (the “Committee”), appointed to administer the plans under which the 1,510,083 Vested Options were granted, has determined that it would be to the advantage and in the best interest of the Company and its stockholders to grant to Optionee an extension of the right to exercise the 1,510,083 Vested Options as consideration for increased efforts during the Optionee’s term of office with the Company.

NOW, THEREFORE, the Company and the Optionee agree as follows:

Rackspace agrees that Optionee will have the right to retain the 1,510,083 Vested Options issued pursuant to the Macro Holding, Inc. stock option agreements dated February 25, 2003 and December 31, 2005, respectively, and Optionee will have the right to exercise the 1,510,083 Vested Options in accordance with said stock option agreements until December 31, 2009, and Optionee’s right to exercise said 1,510,083 Vested Options shall not terminate as a result of him not being a Service Provider until December 31, 2009. All other non-vested options issued to Optionee under the December 31, 2005 Macro Holding, Inc. Stock Option Agreement and the March 2008 Rackspace, Inc. Stock Option Agreement shall terminate as of the date hereof. The February 25, 2003 and December 31, 2005 stock option agreements are hereby amended to incorporate the foregoing agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

RACKSPACE HOSTING, INC.

By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President and General Counsel

/s/ Glenn Reinus
Glenn Reinus